Exhibit 23.1

consent of independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-287422) and Form S-8 (File No. 333-273260) of our report dated March 31, 2026, with respect to the consolidated financial statements of GEN Restaurant Group, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ, CPAs, P.C.

CBIZ, CPAs, P.C.

Costa Mesa, California

March 31, 2026